Exhibit 5

53rd at Third 885 Third Avenue New York, New York 10022-4834 Tel: +1.212.906.1200 Fax: +1.212.751.4864 www.lw.com

FIRM / AFFILIATE OFFICES
May 14, 2020 Compass Minerals International, Inc. 9900 West 109th Street, Suite 100 Overland Park, KS 66210	Beijing Boston Brussels Century City Chicago Dubai Düsseldorf Frankfurt Hamburg Hong Kong Houston London Los Angeles Madrid Milan	Moscow Munich New York Orange County Paris Riyadh San Diego San Francisco Seoul Shanghai Silicon Valley Singapore Tokyo Washington, D.C.

Re:	Registration Statement on Form S-8 with respect to 2,977,933 shares of Common Stock, par value $0.01 per share, of Compass Minerals International, Inc.

Ladies and Gentlemen:

We have acted as special counsel to Compass Minerals International, Inc., a Delaware corporation (the “Company”), in connection with the proposed issuance of 2,977,933 shares of common stock, $0.01 per share (the “Shares”), issuable under the Compass Minerals International, Inc. 2020 Incentive Award Plan (the “2020 Plan”), of which (i) 2,850,000 shares represents the new shares of Common Stock reserved for issuance under the 2020 Plan and (ii) 127,933 shares represent the number of shares that were reserved for issuance, but unissued, under the Company’s 2015 Incentive Award Plan (the “2015 Plan”) on the date of approval of the 2020 Plan, and which have been assumed and are available for issuance under the 2020 Plan. The Shares are included in a registration statement on Form S–8 under the Securities Act of 1933, as amended (the “Act”), filed with the Securities and Exchange Commission (the “Commission”) on May 14, 2020 (the “Registration Statement”). This opinion is being furnished in connection with the requirements of Item 601(b)(5) of Regulation S-K under the Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or related prospectus, other than as expressly stated herein with respect to the issuance of the Shares.

As such counsel, we have examined such matters of fact and questions of law as we have considered appropriate for purposes of this letter. With your consent, we have relied upon certificates and other assurances of officers of the Company and others as to factual matters without having independently verified such factual matters. We are opining herein as to the Delaware General Corporation Law (“DGCL”) and we express no opinion with respect to the applicability thereto, or the effect thereon, of the laws of any other jurisdiction or, in the case of Delaware, any other laws, or as to any matters of municipal law or the laws of any local agencies within any state.

May 14, 2020

Subject to the foregoing and the other matters set forth herein, it is our opinion that, as of the date hereof, when the Shares shall have been duly registered on the books of the transfer agent and registrar therefor in the name or on behalf of the recipient, and have been issued by the Company against payment therefor (not less than par value) in the circumstances contemplated by and pursuant to the 2020 Plan, and assuming in each case that the individual issuances, grants or awards under the 2020 Plan are duly authorized by all necessary corporate action of the Company and duly issued, granted or awarded and exercised in accordance with the requirements of law and the 2020 Plan (and the agreements and awards duly adopted thereunder and in accordance therewith), the issuance and sale of the Shares will have been duly authorized by all necessary corporate action of the Company, and the Shares will be validly issued, fully paid and nonassessable. In rendering the foregoing opinion, we have assumed that the Company will comply with all applicable notice requirements regarding uncertificated shares in the DGCL.

This opinion is for your benefit in connection with the Registration Statement and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of the Act. We consent to your filing this opinion as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Latham & Watkins LLP

Latham & Watkins LLP